UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		November 13, 2008

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure and Appointment of Principal Officers.

John E. McDevitt, who has served as Aurora Oil & Gas Corporation’s (the “Company") President and Chief Operating Officer since January 2008 resigned effective immediately due family related issues. Mr. McDevitt will continue to serve as a director of the Company for the remainder of his term.

    Effective immediately, the board of directors has also named Gilbert A. Smith (age 61) to replace Mr. McDevitt as President of the Company. Mr. Smith has served as the Company’s Vice President of Business Development since February 2008 and will continue in this capacity in addition to his role as President. Mr. Smith has nearly 40 years of domestic and international oil and gas experience with expertise in land management, negotiations and government relations. Mr. Smith also currently serves as a Manager and Chief Operating Officer of Acadian Energy, LLC (“Acadian”). On January 10, 2008, the Company signed a non-binding letter of intent to acquire Acadian. In connection with the potential acquisition of Acadian the Company previously entered into two separate operating agreements with Acadian to provide services and funding for the maintenance and preservation of Acadian properties anticipated to be transferred to the Company upon closing of the acquisition. During October 2008, the Company decided not to proceed with the acquisition of Acadian. Acadian currently owes the Company $0.2 million for services and funding rendered under the operating agreements. These operating agreements are expected to be terminated by the end of 2008.

From 2002 to 2006, Mr. Smith was Vice President of Land and Contract Administration for CDX Gas, LLC. From 1999 to 2001, Mr. Smith worked as an independent consultant, performing international strategic contract negotiation and business development. Mr. Smith worked for Sun Exploration and Production Company (subsequently name Oryx Energy Company) from 1978 through 1999 where he served in various senior management positions.

Mr. Smith’s annual salary remains unchanged at $200,000 per year. Mr. Smith is also covered under a change in control arrangement designed to encourage key officers and employees to remain with the Company through any potential change in control. For purposes of this arrangement, “change in control” is defined in the change in control agreement to cover various transactions or occurrences resulting in a change in the Company’s stock or asset ownership.

The change of control agreement provides that during the two-year period, the key officer or employee will (i) have a position and duties commensurate to those of the officer prior to the change of control, (ii) perform his or her services at a location within a 35-mile radius from the previous work site before the change in control, and (iii) receive an annual base salary at least equal to the employee’s annual base salary prior to a change in control unless a reduction occurs on a proportional basis simultaneously with a Company-wide reduction in senior management salaries.

In the event of a covered termination during the two-year period following a change of control, the arrangement provides for (i) the payment of an amount equal to either one or two times the employee’s annual salary as specified in each employee’s individual agreement, (ii) the provision for medical and dental benefits for up to 24 months following the date of termination, and (iii) benefits continuation substantially similar to those to which the employee was entitled prior to the date of termination. In the event of Mr. Smith’s termination he is entitled to one times his annual salary or $200,000.

Mr. Smith also has a stay bonus arrangement with the Company which provides that if a change in control occurs on or before December 31, 2008, and Mr. Smith remains continuously employed with the Company through such change of control, Mr. Smith would be eligible for a stay bonus in the amount of 50% of his current annual base salary or $100,000.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: November 14, 2008	By:	/s/ William W. Deneau
William W. Deneau
Its: Chief Executive Officer